As filed with the Securities and Exchange Commission on January 30, 2004

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
______________________
FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

WALGREEN CO.
(Exact name of Registrant as specified in its charter)

Illinois	36-1924025
(State or other jurisdiction	(I.R.S. Employer
of incorporation or organization)	Identification No.)

200 Wilmot Road
Deerfield, Illinois 60015
(Address of Principal Executive Offices)

SHARE WALGREENS
WALGREEN CO. STOCK PURCHASE/OPTION PLAN
(Full title of the plan)

Julian A. Oettinger
Senior Vice President, General Counsel & Corporate Secretary
Walgreen Co.
200 Wilmot Road
Deerfield, Illinois 60015
Telephone: (847) 914-3004
(Name, address, including zip code, and telephone number, including area code, of agent for service)

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock ($.078125 Par Value) (1)(2)	42,000,000 (3)	$34.385 (4)	$1,444,170,000	$182,976.34
  Together with an indeterminable number of additional securities in order to adjust the number of securities reserved for issuance pursuant to the plan being registered pursuant to this registration statement as the result of a stock split, stock dividend or similar transaction affecting the Common Stock of Walgreen Co. (the "Registrant"), pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the "Securities Act").
  Includes associated preferred share purchase rights (the "Preferred Share Purchase Rights") to purchase Junior Participating Preferred Stock of the Registrant that will not be exercisable or evidenced separately from the Common Stock of the Registrant prior to the occurrence of certain events.
  This registration statement registers an additional 42,000,000 shares issuable under the Registrant's Share Walgreens Stock Purchase/Option Plan (the "Plan"). An aggregate of 40,000,000 shares (after giving effect to stock splits) issuable under the Plan have previously been registered under Registration Statement No. 33-49676.
  Estimated in accordance with Rule 457(c) and (h)(1) under the Securities Act, the proposed maximum offering price per share, proposed maximum aggregate offering price and the amount of the registration fee are based upon the average of the high and low sale prices for a share of Common Stock of the Registrant as reported on the New York Stock Exchange on January 29, 2004.

WALGREEN CO.

REGISTRATION STATEMENT ON FORM S-8

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

This Registration Statement incorporates herein by reference the following documents and information which have been filed with the Securities and Exchange Commission (the "Commission") by the Registrant:

  The Registrant’s Annual Report on Form 10-K for the fiscal year ended August 31, 2003;
  The Registrant's Quarterly Report on Form 10-Q for the quarter ended November 30, 2003;
  The Registrant's Current Report on Form 8-K filed on January 12, 2004; and
  The description of the Common Stock, par value $0.078125 per share, and the associated Preferred Share Purchase Rights contained in the Registrant's registration statements filed under the Securities Exchange Act of 1934 (the "Exchange Act"), including any amendments or reports filed for the purpose of updating such descriptions.

In addition, all other documents filed by the Registrant with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered have been sold or which de-registers all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents. Any statement contained herein or in a document incorporated herein by reference shall be deemed to be modified or superseded for purposes hereof to the extent that a statement contained herein or in any other subsequently filed document incorporated herein by reference modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part hereof.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Julian A. Oettinger, Senior Vice President, General Counsel, and Secretary of the Registrant, has opined as to the legality of the securities being offered by this Registration Statement. At the time of rendering his opinion, Mr. Oettinger owned 271,152 shares of Common Stock, including 262,990 shares subject to options, 183,902 of which are exercisable or may become exercisable within 60 days.

Item 6. Indemnification of Directors and Officers.

Provisions of the Illinois Business Corporation Act provide that the Registrant may, and in some circumstances must, indemnify the directors and officers of the Registrant against liabilities and expenses incurred by any such person by reason of the fact that such person was serving in such capacity, subject to certain limitations and conditions set forth in the statute. Substantially similar provisions that require such indemnification are contained in the Registrant’s By-Laws, which are incorporated herein by reference. The Registrant has an insurance policy covering its directors and officers against certain personal liability, which may include liabilities under the Securities Act.

Item 7. Exemption from Registration Claimed.

Not Applicable.

Item 8. Exhibits.

Reference is made to the Exhibit Index.

Item 9. Undertakings.

(a) The undersigned Registrant hereby undertakes:
(1) To file during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;
(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;
(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;
Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(b) The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described in Item 6 or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereunder, the Registrant will, unless in the opinion of its counsel the question has already been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Deerfield, State of Illinois, on this 30th day of January, 2004.

WALGREEN CO.

By: /s/	William M. Rudolphsen
William M. Rudolphsen
Senior Vice President and
Chief Financial Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints David W. Bernauer and William M. Rudolphsen, and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution for him and in his name, place and stead, in any and all capacities, to sign, execute and file this Registration Statement and any amendments (including, without limitation, post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto and all documents required to be filed with respect therewith, with the Securities and Exchange Commission or any regulatory authority, granting unto such attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith and about the premises in order to effectuate the same as fully to all intents and purposes as he might or could do if personally present, hereby ratifying and confirming all that such attorneys-in-fact and agents or his or their substitute or substitutes, may lawfully do or cause to be done.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities indicated on this 30th day of January, 2004.

Signature	Title
/s/ David W. Bernauer David W. Bernauer	Chairman of the Board, Chief Executive Officer and Director (Principal Executive Officer)
/s/ William M. Rudolphsen William M. Rudolphsen	Senior Vice President and Chief Financial Officer (Principal Financial Officer)
/s Mia M. Scholz Mia M. Scholz	Controller (Principal Accounting Officer)
/s/ William C. Foote William C. Foote	Director
/s/ James J. Howard James J. Howard	Director
/s/ Alan G. McNally Alan G. McNally	Director
/s/ Cordell Reed Cordell Reed	Director
/s/ Jeffrey A. Rein Jeffrey A. Rein	President, Chief Operating Officer and Director
/s/ David Y. Schwartz David Y. Schwartz	Director
/s/ John B. Schwemm John B. Schwemm	Director
/s/ Marilou M. von Ferstel Marilou M. von Ferstel	Director
/s/ C.R. Walgreen III C.R. Walgreen III	Director

EXHIBIT INDEX

Exhibit Number	Description of Document
4.1

Articles of Incorporation of the Registrant, as amended, filed with the Securities and Exchange Commission as Exhibit 3(a) to the Registrant’s Quarterly Report on Form 10-Q for the quarter ended February 28, 1999, and incorporated by reference herein.

4.2

By-Laws of the Registrant, as amended and restated effective as of July 9, 2003, filed with the Securities and Exchange Commission as Exhibit 3(b) to the Registrant’s Quarterly Report on Form 10-Q for the fiscal quarter ended November 30, 2003, and incorporated by reference herein.

4.3	Rights Agreement dated as of July 10, 1996, between the Registrant and Harris Trust and Savings Bank, filed with the Securities and Exchange Commission as Exhibit 1 to the Registrant’s Registration Statement on Form 8-A on July 11, 1996 (File No. 1-604), and incorporated by reference herein.
4.4	Share Walgreens Walgreen Co. Stock Purchase/Option Plan (effective October 1, 1992), as amended, filed with the Securities and Exchange Commission as Exhibit 10(d) to the company’s Quarterly Report on Form 10-Q for the quarter ended February 28, 2003, and incorporated by reference herein.
5.1	Opinion of Julian A. Oettinger, Senior Vice President, General Counsel & Corporate Secretary of the Registrant, regarding the legality of the securities being offered (filed herewith).
23.1	Consent of Deloitte & Touche LLP (filed herewith).
23.2	Consent of Julian A. Oettinger, Senior Vice President, General Counsel & Corporate Secretary of the Registrant (included in Exhibit 5.1).
24.1	Powers of Attorney (included on signature page).